                                                                      Exhibit 21


                               State of
Subsidiaries of Registrant   Incorporation
- --------------------------   -------------
Baxter Tube Company                 Ohio

CCP Industries, Inc.                Ohio

Former D-T, Inc. (formerly          Ohio
known as Design Trend, Inc.)

Former E-R, Inc. (formerly known    Missouri
as Ever-Ready Appliance Mfg. Co.)

Plezall Wipers Incorporated         Ohio